Exhibit 19.2

Bausch Health Companies Inc.	POLICY NO.	EFFECTIVE DATE	PAGE NO 1 of 7
	H.R. Sec. 9-911	July 23, 2024
	ISSUED BY:		PREPARED BY:
	Legal Department		General Counsel
SUBJECT:			APPROVED BY:
Insider Trading and Reporting			Board of Directors
INSIDER TRADING POLICY
A.PURPOSE
The purpose of this Insider Trading Policy (the “Policy”) is to explain certain legal concepts and to implement certain rules with respect to trading and the reporting of trading in the Securities (as defined below) by certain persons who are either employed by Bausch Health Companies Inc. or any of its subsidiaries (collectively, “Bausch Health” or the “Company”) or are in a particular relationship with the Company.
The procedures and restrictions set forth in this Policy present only a general framework within which individuals may purchase and sell Securities without violation of applicable securities laws. Each individual has the ultimate responsibility for complying with applicable securities laws and should obtain additional guidance, including independent legal advice, as may be appropriate for their own circumstances. Individuals may be subject to requirements in addition to those set out in this Policy under the laws of the jurisdiction in which they reside.
The Company’s General Counsel shall be responsible for administering and monitoring compliance with this Policy and shall report at least quarterly to the Nominating and Corporate Governance Committee (the “NCG Committee”) of the Company’s Board of Directors with respect to trading compliance matters.
This Policy will be reviewed annually by the NCG Committee and any amendments to this Policy shall be subject to approval by such Committee.
Any breach of the Policy is a serious offence which may lead to discipline by the Company and/or appropriate regulatory authorities, including possible termination of employment, fines and/or imprisonment.
B.SCOPE
The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, their spouses, minor children, adult family members sharing the same household and any other person over whom the officer, director or employee exercises substantial control over his, her or its Securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which they serve as trustee or in a similar fiduciary capacity. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants. Where indicated, however, certain rules set forth herein apply solely to a particular class (or classes) of persons.

This Policy applies to any and all transactions by such persons or entities in the Company’s Securities (including any type of Securities that the Company may issue in the future). Any references herein to “trades” or “trading” (and similar terms) include any transaction in the Company’s Securities.
C.DEFINITIONS
1.Material Information
“Material Information” is any information relating to the business and affairs of the Company which would reasonably be expected to have a significant effect, either favorably or unfavorably, on the market price or value of the Company’s Securities. Information is also material if a reasonable investor would consider it to be important in deciding whether to buy, sell or hold Company Securities.
Examples of Material Information may include, but are not limited to:
(a)Changes in Corporate Structure
(i)changes in share ownership that may affect control of the Company;
(ii)major reorganizations, amalgamations, or mergers;
(iii)take-over bids, issuer bids, or insider bids;
(b)Changes in Capital Structure
(i)the public or private sale of additional securities of the Company;
(ii)planned repurchases or redemptions of securities of the Company;
(iii)planned splits of common shares or offerings of warrants or rights to buy shares;
(iv)any share consolidation, share exchange, or stock dividend;
(v)changes in the Company’s dividend payments or policies;
(vi)the possible initiation of a proxy fight;
(vii)material modifications to rights of security holders;
(c)Changes in Financial Results
(i)a significant increase or decrease in near-term earnings prospects;
(ii)unexpected changes in the financial results for any periods;

(iii)significant shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs;
(iv)changes in the value or composition of the Company’s assets;
(v)any material change in the Company’s accounting policy;
(d)Changes in Business and Operations
(i)a significant change in the Company’s capital investment plans or corporate objectives;
(ii)major labour disputes or disputes with major contractors or suppliers;
(iii)significant new contracts, products, patents, or services or significant losses of contracts or business;
(iv)changes to the Board or executive management, including the departure of the Company’s Chairman, Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Operating Officer or president (or persons in equivalent positions);
(v)the commencement of, or developments in, material legal proceedings or regulatory matters;
(vi)waivers of corporate ethics and conduct rules for officers, directors and other key employees;
(vii)any notice that reliance on a prior audit is no longer permissible;
(viii)de-listing of the Company’s securities or their movement from one quotation system or exchange to another;
(ix)the release or approval of a significant new product, the development of significant new products or significant developments affecting the Company’s resources, technology, intellectual property, products or markets;
(x)the results (both favourable and unfavourable) of significant clinical trials or studies including owned or licensed products;
(xi)a substantial breakdown, interruption, corruption or unauthorized access to or cyber-attack on the Company’s information technology systems;

(e)Acquisitions and Dispositions
(i)significant acquisitions or dispositions of assets, property or joint venture interests;
(ii)acquisitions of other companies, including a take-over bid for, or merger with, another company;
(f)Changes in Credit Arrangements
(i)defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors; and
(ii)significant new and changes to the Company’s credit arrangements.
2.Material Non-Public Information
“Material Non-Public Information” means any Material Information which has not been generally disclosed to the public. An assessment of whether Material Information has been generally disclosed to the public must be made with caution. It should be assumed that Material Information has not been generally disclosed to the public unless it has been disclosed in a sufficiently wide circulation and manner so as to reach the public and the public has had a sufficient opportunity to become aware of the information.
3.Securities
“Securities” is broadly defined and includes common shares, debt securities, puts, calls, options, warrants, units, derivatives (or any security convertible into, or the market price of which varies with the market price of, the foregoing) and other rights or obligations to purchase or sell any of the foregoing.
4.Insiders
For purposes of this Policy, “Insiders” are:
(a)all directors and officers of Bausch Health or other persons who are required to file insider reports under Canadian securities laws (each such person, a “Canadian Insider”) and/or subject to Section 16 of the Securities Exchange Act of 1934, as amended, (each such person, a “Section 16 Insider”); and
(b)all other individuals designated by the Company’s General Counsel, in consultation with the Company’s Chief Executive Officer (“CEO”), in view of such individuals’ roles and responsibilities (each such person, a “Designated Insider”).
A list of Insiders will be maintained by the Company’s Legal Department, and all Insiders will be advised of their Insider designation.

D.INSIDER TRADING, TIPPING AND RECOMMENDING
It is generally illegal and a violation of this Policy for any person covered by this Policy to purchase, sell, or otherwise trade Company Securities with knowledge of Material Non-Public Information.
Persons covered by this Policy must not inform others of Material Non-Public Information unless any of the CEO, Chief Financial Officer (“CFO”) or the General Counsel has been consulted and agrees that such disclosure is necessary in the course of the Company’s business and there is a reasonable expectation that confidentiality of the Material Non-Public Information will be maintained.
It is generally illegal and a violation of this Policy for any person covered by this Policy to recommend or encourage, other than in the necessary course of business, another person or company to purchase or sell Company Securities with knowledge of Material Non-Public Information.
E.LIABILITY
Under Ontario securities laws every person or company covered by this Policy who purchases or sells Company Securities with the knowledge of Material Non-Public Information, or communicates knowledge of Material Non-Public Information to another person or company (other than in the necessary course of business) and every person or company who receives knowledge of Material Non-Public Information from a person or company covered by this Policy and thereafter purchases or sells Company Securities, is liable to imprisonment for a term of not more than five years less a day and to a minimum fine equal to the profit made or the loss avoided by the person or company by reason of the contravention and a maximum fine equal to the greater of: (a) $5,000,000; and (b) the amount equal to triple the profit made or loss avoided by such contravention. U.S. securities laws impose severe penalties for trading on Material Non-Public Information and communicating knowledge of Material Non-Public Information to another person or company (other than in the necessary course of business) who thereafter purchases or sells Company Securities, which can include disgorgement of the unlawful profits, civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000 and/or jail terms of up to 20 years. Similar legislation imposes similar penalties in other jurisdictions.
F.SECURITIES OF OTHER COMPANIES
In the course of the Company’s business, persons covered by this Policy may obtain information about another publicly traded company that has not been generally disclosed. Securities laws generally prohibit such individuals from trading in Securities of that other company while in possession of such information or communicating such information to another person. The restrictions set out in this Policy in respect of insider trading, tipping and recommending apply to all persons covered by this Policy with respect to trading in the Securities of another company while in possession of such information and communicating such information to others.

G.ADDITIONAL REQUIREMENTS FOR INSIDERS
In addition to the insider trading prohibitions that apply to all persons covered by this Policy, there are additional, related requirements that apply to Insiders.
1.Pre-Clearance of Trades
Prior to executing a trade in Company Securities:
(a)each Canadian Insider and Section 16 Insider must acquire written approval of any proposed trade by such Insider or their spouse, minor children, adult family members sharing the same household, or any other person over whom the Insider exercises substantial control over their Securities trading decisions (collectively, “Family Members”) from the General Counsel and CFO (or the General Counsel and CEO where the CFO is unavailable or seeking approval to trade, or the CEO and CFO where the General Counsel is unavailable or seeking approval to trade); and
(b)each Designated Insider must acquire written approval of any proposed trade by such Insider or any of their Family Members from the Company’s General Counsel (or from either the CEO or CFO, where the General Counsel is unavailable).
Approval of a proposed trade may be denied if corporate circumstances require. The General Counsel (or the CEO or CFO, as appropriate), will consult as necessary internally as well as with external counsel.
The pre-approval process for Insiders and their Family Members is intended to address instances where important issues arise that may not be disseminated to an Insider at precisely the time that they arise. In such circumstances, the Company wishes to avoid the potential for an Insider or their Family Member to be trading in the Company’s Securities during a period when the Company is involved in either considering or attempting to resolve such issues. The Insider’s lack of specific knowledge of such issues does not preclude personal embarrassment and/or potential liability of the Insider and the Company.
2.Prohibition Against Short Sales and Derivative Transactions
Under U.S. securities law, Section 16 Insiders may not engage in short sales of the Company’s Securities (the sale of Securities that the seller does not own or a sale that is completed by delivery of borrowed Securities) or engage in the purchase or sale of derivative Company Securities to achieve a comparable transaction. Under Canadian corporate law, directors, officers and employees of the Company are generally prohibited from engaging in short sales of the Company’s Securities and other transactions where the individual would benefit from a decline in the market price of the Company’s Securities. The Company, via this Policy, prohibits all employees from engaging in short sales of the Company’s Securities or comparable transactions.

3.Insider Trading Reports
Under Canadian securities law, every Canadian Insider is required to file an insider report generally within the first 5 days immediately following any trade of Company Securities (including, without limitation, the purchase or sale of the Company’s common shares or the exercise of options) or any trade in or any change in an interest in, right or obligation associated with a related financial instrument, such as deferred share units and restricted share units. This includes Company Securities and related financial instruments which the Canadian Insider directly or indirectly acquires (i.e., including through a holding company) or over which the Canadian Insider exercises control or direction (i.e., shares acquired by a family trust that the Canadian Insider controls). Certain trades, such as the automatic purchase of common shares of the Company under the Company’s Employee Stock Purchase Plan or the receipt of dividend equivalents in the form of additional deferred share units and restricted share units, may be reported less frequently.
Under U.S. securities law, every Section 16 Insider is required to file an insider report within two business days of a transaction resulting in a change in beneficial ownership of Company Securities (including, without limitation, the purchase or sale of the Company’s common shares or the exercise of options). This includes Company Securities which the Section 16 Insider directly or indirectly acquires (i.e., including through a holding company) or over which the Section 16 Insider exercises control or direction (i.e., shares acquired by a family trust that the Section 16 Insider controls). The fact that a Section 16 Insider’s transactions resulted in no net change, or the fact that no Company Securities were owned after the transactions were completed, does not provide a basis for failing to report.
A Canadian Insider or Section 16 Insider who makes a trade must contact the Company’s General Counsel or their designate and provide such person with the following information in writing on the day the trade is executed:
(i)the full name, address and business telephone number of such Insider;
(ii)the number of Company Securities purchased or sold or the number of options exercised by such Insider;
(iii)the date of the trade or exercise;
(iv)the price of the Company Securities bought and sold in each transaction or the exercise price of the options and the currency (if other than Canadian dollars);
(v)if the Company Securities were indirectly acquired or are Company Securities acquired over which such Insider has control or discretion, the name of the registered holder of such Company Securities;
(vi)if the Company Securities were acquired or disposed other than in the open market, the nature of the transaction; and

(vii)the number of all Company Securities (including options) beneficially owned by such Section 16 Insider (i.e. if such Insider has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Company Securities) after the trade.
Although insider reports based upon such information will be prepared and filed electronically on behalf of Canadian Insiders and Section 16 Insiders, each such Insider remains responsible for the report and its content. In addition, Canadian Insiders and Section 16 Insiders must also include in their reports any monetization, non-recourse loan or similar arrangement, trade or transaction that changes their economic exposure to or interest in Company Securities and which may not necessarily involve a sale, whether or not required under applicable law.
Canadian Insiders and Section 16 Insiders are also required to promptly update the Company’s General Counsel or their designate of any change of name, address, relationship with the Company or other change in personal information so that their profile on the System for Electronic Data on Insiders (SEDI) and/or the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR), as applicable, can be updated accordingly.
H.COMPLIANCE

All directors, officers and employees of the Company, and anyone else the Company determines should be subject to this Policy, will be provided with a copy of this Policy, and shall execute the certification set out in Schedule A regarding acknowledgment of and compliance with the procedures and restrictions set forth in this Policy. Each of these persons is expected at all times to abide by the standards, requirements and procedures set out in this Policy. If it appears that a person subject to this Policy may have violated such securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.
This Policy should be read in conjunction with the Company’s Code of Conduct, Corporate Disclosure Policy and Blackout Policy. Questions about this Policy should be directed to the Company’s General Counsel.
This Policy has been approved by the Board. The Board may review this Policy from time to time and make any changes it deems appropriate.

SCHEDULE A
Certification – Insider Trading Policy of Bausch Health Companies Inc.
The undersigned hereby certifies that he/she has read and understands the Company’s Insider Trading Policy, a copy of which is attached hereto, and agrees to comply with the procedures and restrictions set forth therein.

Date:	Signature:
Name:
(please print)

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